Exhibit 10.17

AMENDED AND RESTATED LINE OF CREDIT NOTE

(COMMITTED)

$75,000,000.00	New York, New York March 31, 2025

FOR VALUE RECEIVED, each of LENDBUZZ, INC., a corporation organized under the laws of Delaware, and LENDBUZZ FUNDING LLC, a limited liability company organized under the laws of Delaware (each a “Borrower” and collectively, the “Borrowers”), promises to pay to the order of BANK HAPOALIM B.M. (the “Bank”), in lawful money and in immediately available funds, at its offices at 1120 Avenue of the Americas, New York, New York 10036, or at such other place as the holder hereof may designate to the Borrowers in writing, the principal sum of SEVENTY FIVE MILLION AND 00/100 DOLLARS ($75,000,000.00), or such lesser amount as may be advanced and be outstanding to or for the benefit of Borrowers hereunder, together with interest accruing thereon from the date advanced until paid in full, as set forth herein.

This Note (as defined herein) amends and restates and is executed and delivered in substitution and replacement of, but not in payment of, a Line of Credit Note (Committed) of Borrowers to Bank dated as of March 31, 2023 in the original principal amount of $20,000,000 (as amended by that certain amendment to the Letter Agreement (as defined herein) dated as of June 3, 2024 increasing the principal amount thereof to $50,000,000, that certain amendment to the Letter Agreement dated as of March 31, 2025 increasing the principal amount thereof to $75,000,000, and as further amended, restated, supplemented or otherwise modified, the “Prior Note”). This Note does not cancel or satisfy Borrower’s payment obligations under the Prior Note and is not a novation thereof. All collateral, if any, for the Prior Note shall continue to secure payment of this Note.

1. Line of Credit Advances. Borrowers may from time to time prior to the Maturity Date borrow, partially or wholly repay, and re-borrow hereunder, advances up to the Maximum Line of Credit Amount (as defined herein), subject to the terms and conditions of this Line of Credit Note (“Note”) and the Letter Agreement (as defined herein) (“Line of Credit”). The “Maturity Date” shall have the meaning given to such term in the Letter Agreement. Each Borrower acknowledges and agrees that in no event will Bank be under any obligation to extend or renew the Line of Credit or this Note beyond the Maturity Date. The “Maximum Line of Credit Amount” shall mean $75,000,000. In no event shall the aggregate unpaid principal amount of advances under this Note (together with any other credit accommodations under the Line of Credit) exceed, as of any date of determination, the Maximum Line of Credit Amount. In the event of any such occurrence, the amount of such excess shall be immediately due and payable without necessity of demand, and whether or not any Event of Default shall have occurred hereunder.

2. Advance Procedures. Borrowers shall request advances under this Note by providing written notice to Bank (i) for SOFR Advances (defined below), prior to 11:00 a.m. (New York time) three (3) Business Days prior to the date of the proposed borrowing which shall be a Business Day, and (ii) for advances bearing interest at the Prime Rate Option (defined below), prior to 1:00 p.m. (New York time) on the Business Day of the proposed borrowing. If permitted by Bank, a request for advance may be made by electronic mail, with such confirmation or verification (if any) in writing or otherwise as Bank may require in its reasonable discretion from time to time. Further, each Borrower hereby agrees to indemnify and hold Bank harmless from and against any and all damages, losses, liabilities, costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) which may arise or be created by the acceptance of such electronic requests or by the making of such advances. Bank shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrowers to do so. Bank will enter on its books and records, which entry when made will be presumed correct absent manifest error, the date and amount of each advance, as well as the date and amount of each payment made by any Borrower.

3. Interest Rate.

3.1 Interest Rate - Definitions. For purposes hereof, the following terms shall have the following meanings:

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which banks in New York City are required or permitted to close; provided, when used in connection with determining Term SOFR, the term “Business Day” shall also exclude any day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Interest Period” shall mean, with respect to any Term SOFR advance hereunder, the period of one (1), three (3) or six (6) months (in each case, subject to availability thereof) as specified in the applicable advance request, with the initial Interest Period commencing on the date of the first disbursement of an advance hereunder, and each subsequent Interest Period commencing on the last day of the immediately preceding Interest Period; provided that (i) if an Interest Period would end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day, (ii) the final Interest Period shall commence on the last day of the immediately preceding Interest Period, and end on the Maturity Date, and (iii) any Interest Period that begins on the last Business Day of a calendar month (or a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“SOFR” shall mean a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“SOFR Advance” shall mean an advance that bears interest at a rate based on Term SOFR.

“Term SOFR” shall mean, for any calculation with respect to a SOFR Advance, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date (defined below) with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term SOFR Determination Day.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Bank in its reasonable discretion).

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Wall Street Journal Prime Rate” or “Prime Rate” shall mean the rate of interest designated as the “Prime Rate” which appears in each publication of The Wall Street Journal under the designation entitled “Money Rates.” This rate of interest fluctuates and is subject to change without prior notice. If the Wall Street Journal Prime Rate changes, the rate of interest on this Note will automatically change effective on the date of any such change, without notice to Borrowers. In the event that the Wall Street Journal Prime Rate cannot be ascertained from publication of The Wall Street Journal, the rate of interest which shall be used in substitution thereof and until such time as the Wall Street Journal Prime Rate can be ascertained by reference to The Wall Street Journal shall be a rate equal to the average of the prime rate of interest announced from time to time by three (3) New York banks selected by Bank in its sole and absolute discretion.

3.2 Rate of Interest. Amounts outstanding under this Note shall bear interest at the following rate or rates per annum as may be selected by Borrowers from time to time in accordance herewith (each, an “Option”):

(i) “Prime Rate Option” shall mean, with respect to any applicable advances, a fluctuating rate of interest per annum which shall be equal to 1.25% above the Wall Street Journal Prime Rate in effect from time to time (with a Wall Street Journal Prime Rate floor of 3.00%).

(ii) “Term SOFR Option” shall mean, with respect to any applicable advances, a fluctuating rate per annum equal to 4.00% above the Term SOFR in effect on the first day of the applicable Interest Period (with a Term SOFR floor of 1.00%).

Upon Borrowers’ request, Bank shall give notice to Borrowers of the Term SOFR as determined or adjusted for each Interest Period in accordance herewith, which determination or adjustment shall be conclusive absent manifest error. All interest hereunder on any advance shall be computed on a daily basis based upon the outstanding principal amount of such advance as of the applicable date of determination.

If Bank determines in good faith and in its reasonable discretion that by reason of circumstances affecting the Term SOFR adequate and reasonable means do not exist for ascertaining the Term SOFR for any Interest Period with respect to any advance hereunder, then Bank shall give written notice thereof to the Borrowers as promptly as practicable thereafter and, until Bank notifies the Borrowers that the circumstances giving rise to such notice no longer exist (which such notice shall be delivered by Bank promptly after such situation ceases to exist), (i) any obligation of Bank contained herein or in any agreement of Bank to make available SOFR Advances with such Interest Period shall immediately be suspended, (ii) the outstanding SOFR Advances with such Interest Period shall be deemed to accrue interest as the Prime Rate until Bank revokes such notice and (iii) if any advance request requests a SOFR Advance for such Interest Period, such advance shall instead be made at the Prime Rate Option; provided that the Borrowers may revoke any such advance request (without penalty) prior such advance date upon written notice to Bank.

If, after the date of this Note, Bank shall determine (which determination shall be final and conclusive) that any Change in Law (defined below) shall make it impossible or unlawful for Bank to make, fund or maintain SOFR Advances, then Bank shall give written notice thereof to the Borrowers as promptly as practicable thereafter. From the date of such notice until Bank notifies Borrowers that the circumstances giving rise to such determination no longer apply, then (i) any obligation of Bank contained herein or in any agreement of Bank to make available SOFR Advances shall immediately be suspended, and (ii) any such SOFR Advances then outstanding shall instead bear interest, at Bank’s option, at the Alternative Rate (as defined below), such change taking effect either (x) on the last day of the then current Interest Period if Bank may lawfully continue to maintain SOFR Advances to such day, or (y) immediately if Bank may not lawfully continue to maintain SOFR Advances. Upon receipt of any such notice, if any advance request requests a SOFR Advance, such advance shall be made at the Alternative Rate; provided that the Borrowers may revoke any such advance request (without penalty) prior to such advance date upon written notice to Bank.

Interest hereunder will be calculated based on the actual number of days that principal is outstanding on the basis of a year of 360 days. In no event will the rate of interest hereunder exceed the maximum rate allowed by applicable law.

3.3 Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, Bank shall have the right, in consultation with the Borrowers, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document (as defined in the Letter Agreement), any amendments implementing such Conforming Changes will become effective without any further action or consent of Borrowers or any other party to any other Loan Document. Bank shall promptly notify Borrowers of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

3.4 Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Loan Document:

(a) Replacing Benchmarks. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Note or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Borrowers without any amendment to, or further action or consent of any other party to, this Note or any other Loan Document. At any time after the occurrence of a Benchmark Transition Event, Borrowers may revoke any request for a borrowing of, or continuation of advances to be made or continued, in each case without penalty, that would bear interest by reference to such Benchmark until Borrowers’ receipt of notice from Bank that a Benchmark Replacement has replaced such Benchmark, and, failing that, Borrowers will be deemed to have converted any such request into a request for a borrowing of or conversion to advances bearing interest at the Prime Rate.

(b) [Reserved.]

(c) Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, Bank will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Note or such other Loan Document.

(d) Notices; Standards for Decisions and Determinations. Bank will promptly notify the Borrowers of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Bank will notify the Borrowers of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Bank pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Note or any other Loan Document, except, in each case, as expressly required pursuant to this Section.

(e) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Bank in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Bank may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non- representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Bank may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Disclaimer. Bank does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the administration, submission, calculation of or any other matter related to the rates in the definition of “Term SOFR” or with respect to any component definition thereof or rates referenced in the definition thereof or any alternative, comparable or successor rate thereto (including any Benchmark or any Benchmark Replacement or the effect, implementation or composition of any Conforming Changes (defined above)) and including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant hereto, will be similar to, or produce the same value or economic equivalence of, such Benchmark or any other Benchmark or have the same volume or liquidity as did such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the impact or effect of such alternative, successor or replacement reference rate or Conforming Changes on any other financial products or agreements in effect or offered to any obligor or any of their respective affiliates, including, without limitation, any swap obligation or hedging agreement.

(g) Definitions.

“Available Tenor” shall mean, as of any date of determination and with respect to the then- current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Note or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Note, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) above.

“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then- current Benchmark, the “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below that is applicable (based on the applicability restrictions below) and can be determined by Bank for the applicable Benchmark Replacement Date (each, an “Alternative Rate”):

(i) the sum of: (i) Daily Simple SOFR and (ii) 0.10%; or

(ii) the sum of: (i) the alternate benchmark rate that has been selected by Bank and the Borrowers giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated bilateral credit facilities and (ii) the related Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Bank and the Borrowers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated bilateral credit facilities at such time.

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark: (a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark permanently or indefinitely ceases to provide all Available Tenors of such Benchmark; or (b) in the case of clause (b) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark has been determined and announced by or on behalf of the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark to be non-representative; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (b) and even if any Available Tenor of such Benchmark continues to be provided on such date. For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section.

“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR, or with respect to the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including without limitation changes to the definition of “Prime Rate”, the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Bank decides in its reasonable discretion may be necessary or appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Bank in a manner substantially consistent with market practice (or, if Bank decides that adoption of any portion of such market practice is not administratively feasible or if Bank reasonably determines that no market practice for the administration of any such rate exists, in such other manner of administration as Bank reasonably decides is necessary in connection with the administration of this Note and the other Loan Documents).

“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Bank in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for bilateral business loans; provided, that if Bank decides that any such convention is not administratively feasible for Bank, then Bank may establish another convention in its reasonable discretion.

“Relevant Governmental Body” shall mean the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

3.5 Interest Rate Elections. Subject to the terms and conditions of this Note, including limitations with respect to Interest Periods and notice requirements: (i) at the end of any Interest Period applicable to any advance under the Term SOFR Option, Borrowers may renew the Term SOFR Option applicable to such advance or convert such advance to the Prime Rate Option; (ii) at any time any of the advances under this Note bear interest under the Prime Rate Option, Borrowers may convert all or a portion of such advances become SOFR Advances; and (iii) at the time any advance is made hereunder, Borrowers may choose to have all thereof bear interest under the Prime Rate Option or the Term SOFR Option; provided that, during any period in which any Event of Default (as hereinafter defined) has occurred and is continuing, any SOFR Advances shall, at Bank’s sole discretion, be converted at the end of the applicable Interest Period to the Prime Rate Option and the Term SOFR Option will not be available to Borrowers with respect to any new advances (or with respect to the conversion or renewal of any existing advances) until such Event of Default has been cured by Borrowers or waived by Bank. Borrowers shall notify Bank of each election of an Option, each conversion from one Option to another, the amount of the advances then outstanding to be allocated to each Option and where relevant the Interest Periods therefor. In the case of electing or converting to the Term SOFR Option, such notice shall be given prior to 11:00 a.m. New York time on a Business Day at least three (3) Business Days prior to the commencement of the applicable Interest Period, or at a later time if Bank, in its sole discretion, accepts Borrowers’ notice and quotes a rate for such requested advance (or conversion) under the Term SOFR Option. Each such notice shall specify: (a) the Option selected by Borrowers, (b) the principal amount subject thereto, (c) the date of the requested advance (or conversion) and (d) if applicable, the Interest Period with respect to such request. If no notice of election, conversion or renewal is timely received by Bank with respect to any advance (or expiring Interest Period), Borrowers shall be deemed to have elected the Prime Rate Option. Any such election shall be promptly confirmed in writing by such method as Bank may require. Borrowers may select different Options to apply simultaneously to different portions of the advances and may select up to five (5) different Interest Periods to apply simultaneously to different portions of the advances bearing interest under Term SOFR Option.

4. Payments.

4.1 Interest and Principal Payments. Borrowers shall pay accrued interest in arrears on the unpaid principal balance of this Note: (a) for the portion of advances bearing interest based on the Prime Rate, on the first (1st) day of each month during the term hereof, (b) for SOFR Advances, on the last day of the respective Interest Period for such advance, and if any Interest Period is longer than three (3) months, then also on the three (3) month anniversary of such Interest Period and every three (3) months thereafter, and (c) for all advances, at maturity, whether by acceleration of this Note or otherwise, and after maturity, on demand until paid in full. Notwithstanding anything herein to the contrary, the outstanding principal balance of advances under the Line of Credit and any accrued but unpaid interest thereon shall be due and payable on the Maturity Date.

4.2 Manner of Payment. All payments by Borrowers on account of principal, interest or fees hereunder shall be made in lawful money of the United States of America, in immediately available funds. If any payment under this Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest in connection with such payment. Each Borrower authorizes (but shall not require) Bank to debit any account maintained by a Borrower with Bank, at any date on which a payment is due under this Note, in an amount equal to any unpaid portion of such payment. If any payment of principal or interest or other Obligation becomes due on a day on which Bank is closed (as required or permitted by law or otherwise), such payment shall be made not later than the next succeeding Business Day except as may be otherwise provided herein, and such extension shall be included in computing interest in connection with such payment. Each payment made on this Note (or received by Bank with respect to any other indebtedness owed by any Borrower to Bank, or any affiliate thereof), shall be applied by Bank to amounts due under this Note (or with respect to any such other indebtedness) in such order or manner as Bank, in its discretion, elects, regardless of any instructions from a Borrower to the contrary. Bank or any holder may accept late payments, or partial payments, even though marked “payment in full” or containing words of similar import or other conditions, without waiving any of its rights.

4.3 Default Rate. After the Maturity Date, whether by acceleration, demand or otherwise and, at Bank’s option, upon the occurrence of any Event of Default (as defined herein) and during the continuance thereof, amounts outstanding under this Note shall bear interest at a rate per annum (based on the actual number of days that principal is outstanding over a year of 360 days) which shall be three percent (3.00%) in excess of the interest rate otherwise in effect from time to time under this Note but not more than the maximum rate allowed by law (the “Default Rate”). The Default Rate shall continue to apply whether or not judgment shall be entered on this Note. The Default Rate is in addition to, and not in lieu of, Bank’s exercise of any rights and remedies hereunder, under the other Loan Documents or under applicable law. In addition, the Default Rate reflects the increased credit risk to Bank of carrying a loan that is in default. Each Borrower agrees that the Default Rate is a reasonable forecast of just compensation for anticipated and actual harm incurred by Bank, and that the actual harm incurred by Bank cannot be estimated with certainty and without difficulty.

4.4 Prepayments. The indebtedness evidenced by this Note may be prepaid in whole or in part at any time and from time to time without penalty or premium, subject, however to payment of any break funding indemnification amounts owing pursuant to Section 4.6 hereof.

4.5 Increased Costs; Yield Protection. Within 15 days of written request, together with written evidence of the justification therefor, each Borrower agrees to pay Bank all direct costs incurred, any losses suffered or payments made by Bank as a result of any Change in Law (as defined herein), imposing any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), deposit, allocation of capital or similar requirement (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) on Bank, its holding company or any of their respective assets relative to the Line of Credit. “Change in Law” shall mean the occurrence, after the date of this Note, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

4.6 Break Funding Indemnification. Each Borrower agrees to indemnify Bank against any liabilities, losses or expenses, including, without limitation, loss of margin, any loss or expense sustained or incurred in liquidating or employing deposits from third parties, and any loss or expense incurred in connection with funds acquired to effect, fund or maintain any SOFR Advance (or any part thereof) which Bank sustains or incurs as a consequence of any Borrower’s (i) failure to make a payment on the due date thereof, (ii) revocation (expressly, by later inconsistent notices or otherwise) in whole or in part of any notice given to Bank to request, convert, renew or prepay any SOFR Advance, or (iii) payment or prepayment (whether voluntary, after acceleration of the maturity of this Note or otherwise) or conversion of any SOFR Advance on a day other than the last day of the applicable Interest Period or the Maturity Date. A notice as to any amounts payable pursuant to this paragraph given to Borrower by Bank, in the absence of manifest error, shall be conclusive. Borrower’s obligations in this Section 4.6 shall survive the payment in full of the advances and all other amounts payable hereunder.

5. Security; Right of Setoff. This Note is secured by the Collateral pursuant to Security Agreements, Pledge Agreements (each as defined in the Letter Agreement), intellectual property security agreement and certain other security instruments. If an Event of Default shall have occurred and be continuing, Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits at any time held or other indebtedness at any time owing by Bank to or for the credit or account of any Borrower against any of and all of the Obligations (as defined in the Letter Agreement) now or hereafter existing under the Loan Documents, irrespective of whether or not Bank shall have made any demand under this Section are in addition to other rights and remedies which Bank may have. Bank agrees to notify the Borrowers promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

6. Other Loan Documents. This Note is issued in connection with that certain Letter Agreement, dated on or before the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Letter Agreement”), among Borrowers and Bank, and certain other agreements and documents evidencing, governing, guarantying or securing this Note (or any guaranty) and executed and/or delivered in connection with the Loan Documents and is secured by the Collateral. The holder of this Note is entitled to the benefits of the Loan Documents and may enforce the agreements of Borrowers contained in the Loan Documents and exercise the remedies provided for by, or otherwise available in respect of, the Loan Documents, all in accordance with, and subject to the restrictions contained in, the terms of the Loan Documents.

7. Default; Remedies.

7.1 Events of Default. So long as any Obligations remain outstanding, the occurrence of any of the following, with respect to Borrowers, shall constitute an “Event of Default” under this Note:

(a) the failure to pay (whether at the stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise) (i) any principal when due or (ii) interest, fee, charge, indemnity or other indebtedness owing hereunder or under any other Loan Document within 3 Business Days following the date when due;

(b) If Borrowers fail to perform any obligation under Sections A.6.1(a) through (h), A.6.2 or A.6.3(a), (d), (g), (h), (i), (j), or (k) of the Letter Agreement;

(c) If Borrowers fail or neglect to perform or observe any other material term, provision, condition, covenant contained in this Note, in any of the other Loan Documents and as to any default under such other term, provision, condition, or covenant that can be cured, has failed to cure such default within 10 days after Borrowers receive written notice thereof or any senior officer of a Borrower becomes aware thereof; provided, however, that, if the default cannot by its nature be cured within the 10-day period or cannot after diligent attempts by Borrowers be cured within such 10-day period, and such default is likely to be cured within a reasonable time, Borrowers shall have an additional reasonable period (which shall not in any case exceed an additional 10 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no advances will be made;

(d) any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by any Borrower to Bank in any Loan Document or any other documents now or in the future evidencing or securing the Obligations, proves to be incorrect, false, erroneous or misleading in any material respect when furnished or when made or deemed to have been made;

(e) except as permitted by the Loan Documents, any Borrower dissolves, liquidates or otherwise ceases doing business as a going concern;

(f) the commencement of a foreclosure proceeding against any Borrower;

(g) any default with respect to any other indebtedness if the effect of such default is to cause or permit any holder of any such indebtedness (or a trustee on behalf of such holder) to cause the same to become due prior to its stated maturity (and whether or not such default is waived by the holder thereof);

(h) there exists or occurs any event or condition with respect to, or any change in the financial condition or affairs of, any Borrower which in the opinion of Bank (or any subsequent holder hereof), in its reasonable discretion, could be expected to result in a Material Adverse Change (as defined in the Letter Agreement);

(i) the making of an assignment for the benefit of creditors, or the appointment of a trustee, receiver or liquidator for any Borrower or for any of his, its or their property, or the commencement of any proceedings by any Borrower under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt, receivership, liquidation or dissolution law or statute (including, if such Borrower is a partnership, its dissolution pursuant to any agreement or statute), or the commencement of any such proceedings without the consent of such Borrower and such proceedings shall continue for a period of sixty (60) days;

(j) the entry of any money judgment or any attachment, levy or execution with a value in excess of $1,000,000 against any Borrower’s properties which shall not be released, discharged, dismissed, stayed or fully bonded for a period of sixty (60) days or more after its entry;

(k) any order, judgment or decree shall be entered against any Borrower decreeing the dissolution or split up of such Borrower and such order shall remain undischarged or unstayed for a period of sixty (60) days or more;

(l) at any time after the execution and delivery thereof, this Note, any guaranty or security agreement related hereto or any other Loan Document for any reason, other than the satisfaction in full of all Obligations, ceases to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void;

(m) Bank shall not have or shall cease to have a valid and perfected lien in any Collateral with the priority required by the relevant Loan Document, in each case for any reason other than the failure of Bank to take any action within its control;

(n) any Borrower shall contest the validity or enforceability of any Loan Document or deny that it has any further liability under any Loan Document to which it is a party or shall contest the validity or perfection of any lien in any Collateral;

(o) the issuance of a warrant of distraint or assertion of a Lien for unpaid taxes against any Borrower in an amount in which Bank (in its reasonable discretion) deems material; or

(p) any sale, transfer or other disposition, except in the ordinary course of business, of all or substantially all of the assets of any Borrower, without Bank’s prior written consent.

7.2 Remedies. Upon the occurrence of and during the continuance of an Event of Default: (a) Bank shall be under no further obligation to make advances hereunder or under any other Loan Document; (b) if an Event of Default specified in clause (i) of the definition of “Event of Default” above shall occur, this Note and all outstanding principal and accrued interest hereunder together with any additional amounts payable hereunder or under any other Loan Documents, if not then due or payable on demand, shall be immediately due and payable without demand or notice of any kind; (c) if any other Event of Default shall occur, this Note and all outstanding principal and accrued interest hereunder together with any additional amounts payable hereunder or under any other Loan Documents, if not then due or payable on demand, at Bank’s option without demand or notice of any kind, may be accelerated and become immediately due and payable; (d) this Note will bear interest at the Default Rate; and (e) Bank may exercise from time to time any of the rights and remedies available under the Loan Documents or under applicable law, including all rights and remedies of a secured creditor under the Uniform Commercial Code as adopted and enacted and in effect from time to time in the applicable jurisdiction and all other applicable law; provided that if no Obligations remain outstanding and an event or circumstance has occurred and is continuing which would otherwise constitute an Event of Default if Obligations were outstanding, the Bank shall be (i) under no further obligation to make advances hereunder or under any other Loan Document and (ii) entitled to terminate the Line of Credit. Notwithstanding anything to the contrary in this Section 7.2, if more than three (3) Events of Default occur in any rolling twelve (12) month period, Bank may exercise any of the rights and remedies available under the Loan Documents or under applicable law immediately upon the occurrence of such additional Event of Default.

8. Miscellaneous.

8.1 Joint and Several Liability; Multiple Borrowers. As used herein, “Borrower” shall mean “all of the Borrowers, or each or any of them.” The undersigned, if more than one, shall be jointly, severally and primarily liable hereunder. Bank may deal with any Borrower as if it were the sole obligor hereunder, without impairing in any way the liability of any other obligor, and without the consent of the other undersigned obligors. Bank may bring a separate action or actions under this Note against each or any of the Borrowers, whether such action is brought against or joined in by any other Borrower, and any release, discharge or compromise which may be given to any Borrower (in bankruptcy or otherwise) shall not release any other Borrower from its obligations hereunder. Any and all present and future debt or other obligation of any Borrower to another Borrower is hereby subordinated to the full payment and performance of all amounts due to Bank, howsoever evidenced. Each Borrower hereby waives all defenses of a maker of a note or guarantor or surety that may be available to it with respect to its obligations or the obligations of any other Borrower hereunder, other than indefeasible payment in full.

8.2 GOVERNING LAW. THIS NOTE WAS NEGOTIATED IN THE STATE OF NEW YORK AND MADE BY BORROWERS AND ACCEPTED BY BANK IN THE STATE OF NEW YORK, AND THE PROCEEDS OF ANY CREDIT ACCOMMODATION HEREUNDER WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY. IN ALL RESPECTS, INCLUDING, WITHOUT LIMITATION, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS NOTE AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICT OF LAWS WHICH WOULD OR MIGHT MAKE THE LAWS OF ANY OTHER JURISDICTION APPLICABLE) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWERS AND BANK HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS NOTE.

8.3 Venue; Jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST BANK OR BORROWERS ARISING OUT OF OR RELATING TO THIS NOTE SHALL BE INSTITUTED IN COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF WHICH SHALL HAVE EXCLUSIVE JURISDICTION IN ANY SUIT, ACTION OR PROCEEDING BETWEEN BORROWERS AND BANK, BORROWERS AND BANK WAIVE ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING BETWEEN SUCH BORROWER AND BANK, AND HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY SUCH COURT. BORROWERS AND BANK DO HEREBY AGREE THAT SERVICE OF PROCESS UPON SUCH PARTY AT ITS NOTICE ADDRESS AS SET FORTH IN SECTION D.1 OF THE LETTER AGREEMENT BY REGISTERED MAIL, RETURN RECEIPT REQUESTED, SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH SUIT, ACTION OR PROCEEDING AT THE TIME RECEIVED OR REFUSED BY SUCH PARTY AND SHALL CONSTITUTE “PERSONAL DELIVERY” THEREOF AS DEFINED IN SECTION 308(1) OF NEW YORK’S CIVIL PRACTICE LAW AND RULES (OR ANY AMENDMENT THERETO). NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF BANK TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY BORROWER IN ANY OTHER JURISDICTIONS.

8.4 WAIVER OF JURY TRIAL. EACH PARTY HERETO (a) KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES EACH RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO, AND IN, ANY ACTION OR OTHER LEGAL PROCEEDING OF ANY NATURE, RELATING TO (i) THIS NOTE, ANY CREDIT ACCOMMODATION PROVIDED WITH RESPECT HERETO, OR ANY OTHER

LOAN DOCUMENT, (ii) ANY TRANSACTION CONTEMPLATED IN ANY SUCH LOAN DOCUMENTS OR (iii) ANY NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS NOTE, ANY OF THE OBLIGATIONS EVIDENCED HEREBY, ANY COLLATERAL THEREFOR, OR ANY OTHER LOAN DOCUMENT AND (b) CERTIFIES THAT (i) NEITHER THE OTHER PARTY, ANY AFFILIATE THEREOF BANK NOR ANY REPRESENTATIVE THEREOF OR ANY SUCH AFFILIATE HAS REPRESENTED TO SUCH PARTY THAT THE OTHER PARTY OR ANY SUCH AFFILIATE WILL NOT SEEK TO ENFORCE THE WAIVER MADE BY SUCH PARTY IN THIS PARAGRAPH, AND (ii) HE, SHE, OR IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS NOTE AS NECESSARY AND APPROPRIATE BY INDEPENDENT LEGAL COUNSEL.

8.5 Incorporation by Reference. Sections 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 14, 17, 18 and 19 of Part D (Miscellaneous) of the Letter Agreement pertaining to, inter alia, notices, costs and expenses, entire agreement, severability, limitation of liability, amendments, modifications, etc., no waiver and remedies, successor and assigns and assignments, counterparts and electronic transmission, Patriot Act, certain taxes, no third-party reliance, no fiduciary duty, etc., indemnity, further assurances and correction of defects, interpretation, and confidentiality are incorporated herein by reference, mutatis mutandis, with references therein to the Letter Agreement being deemed references to this Note.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURES FOLLOW]

Each Borrower acknowledges that it has read and understood all the provisions of this Note, including the waiver of jury trial and has been advised by counsel as necessary or appropriate.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

LENDBUZZ, INC.

By:	/s/ George Sclavos
Name:	George Sclavos
Title:	CFO

LENDBUZZ FUNDING LLC

By:	/s/ George Sclavos
Name:	George Sclavos
Title:	CFO